Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-229886 on Form S-3, Registration Statement No. 333-107556 on Form S-4, and Registration Statement Nos. 333-98877, 333-142452, 333-155587, 333-163106, 333-181177, 333-184792, 333-194243, 333-219566, 333-224587, 333-226398, 333-158069 and 333-253046 on Form S-8 of our reports dated February 11, 2022, relating to the financial statements of General Electric Company and the effectiveness of General Electric Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
February 11, 2022